 Exhibit 9.1

Consent of the Independent Registered Public Accounting Firm Board of Directors Credit Suisse Group AG We consent to the incorporation by reference in the registration statement (No. 333-218604) on Form F-3 and in the registration statements (No. 333-101259, No. 333-208152, and No. 333-217856) on Form S-8 of Credit Suisse Group AG of our reports dated March 22, 2019 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of the Group. KPMG AG Nicholas Edmonds Anthony AnzevinoLicensed Audit Expert Global Lead PartnerAuditor in ChargeZurich, Switzerland March 22, 2019